Exhibit 99.1

IO Biotech secures up to €57.5 million in debt financing from the European Investment Bank

- Funds expected to be used to advance IO Biotech’s immune-modulating therapeutic cancer vaccines, including potential BLA submission for IO102-IO103 in 2025

- Commitment is part of the European Investment Bank’s strategy to support biotech companies with cutting-edge expertise in therapeutic areas such as immuno-oncology

- Debt facility expected to extend company’s cash runway into the second quarter of 2026

Copenhagen, Denmark and New York, NY – December 20, 2024: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating, off-the-shelf therapeutic cancer vaccines today announced that it has entered into a loan facility of up to €57.5 million from the European Investment Bank (EIB), the long-term lending institution of the European Union owned by its Member States. The debt facility includes three committed tranches totaling up to €37.5 million, which will become available if the company satisfies certain conditions, and one uncommitted accordion tranche of €20 million. The company expects the first two tranches to be available for disbursement in the first quarter of 2025.

Amy Sullivan, Chief Financial Officer of IO Biotech, commented, “The support from the EIB, which is provided on favorable terms, will help fund the continued development and pre-commercialization of IO102-IO103 and other therapeutic cancer vaccine candidates generated from our T-Win® platform. We expect that the capital drawn from the three committed tranches of the EIB debt facility will extend our cash runway into the second quarter of 2026.”

The loan facility is unsecured has no minimum cash covenants and consists of three committed tranches of €10.0 million (Tranche A), €12.5 million (Tranche B), and €15.0 million (Tranche C) totaling €37.5 million, and one uncommitted accordion tranche of €20.0 million. Each committed tranche will become available if the company satisfies certain conditions precedent. The company expects funds from Tranches A and B to be available in the first quarter of 2025. The company has 36 months to satisfy the conditions for Tranche C, which include raising an additional $50 million in cash and submitting an application for marketing authorization for IO102-IO103 in the U.S. or the EU. In addition, as a condition for disbursement of each Tranche of the loan facility, the company has agreed to issue to the EIB warrants to purchase a number of shares of the company’s common stock determined by a formula set forth in a warrant issuance agreement. Each tranche has a maturity of 6 years from its disbursement. The loan is structured with capitalized interest and payment deferred to maturity of each tranche.

Van Lanschot Kempen served as financial advisor to the company and Kromann Reumert and Sidley Austin LLP acted as legal counsel to the company.

About IO102-IO103

IO102-IO103 is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with pembrolizumab, has been granted a Breakthrough Therapy Designation for the treatment of advanced melanoma by the US Food and Drug Administration. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating IO102-IO103 in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating IO102-IO103 in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target the immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, IO102-IO103, in clinical trials, and additional pipeline candidates through preclinical development. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

About the European Investment Bank

The European Investment Bank (EIB) is the long-term lending institution of the European Union owned by its Member States. It makes long-term finance available for sound investment in order to contribute towards EU policy goals.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding satisfaction of conditions precedent for disbursements from the loan facility, the timing or outcome of primary analysis of the company’s Phase 3 trial, other current or future clinical trials, their progress, enrollment or results, expectations regarding receipt of, and expected purposes for, committed and uncommitted funding provided by the EIB, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Salutem

917-498-1967

Julie.Funesti@salutemcomms.com